Exhibit 99.(d)(2)(A)(ii)

AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is made effective the 9th day of February, 2022 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Barrow, Hanley, Mewhinney & Strauss, LLC (the “Adviser”);

WHEREAS, the Manager and Adviser entered into an Investment Advisory Agreement dated as of November 17, 2020 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Effective February 9, 2022 Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.
By:	/s/ Cory L. Martin	By:	/s/ Jeffrey K. Ringdahl
Name:	Cory L. Martin		Jeffrey K. Ringdahl
Title:	CEO & Executive Director		President and Chief Operating Officer

American Beacon Funds
By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President
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Schedule A

to the

American Beacon Funds

Investment Advisory Agreement

among

American Beacon Funds

American Beacon Advisors, Inc.

and

Barrow, Hanley, Mewhinney & Strauss, LLC

American Beacon Funds (“Trust”) or American Beacon Advisors, Inc. (“Manager”) as applicable, shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and BHMS for rendering investment management services, the following annual percentage rages for assets under BHMS’s management:

Compensation Payable by the Trust

American Beacon Balanced Fund; American Beacon Large Cap Value Fund1:

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American Beacon Small Cap Value Fund:

Fundamental Investment Strategy:

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American Beacon Mid-Cap Value Fund:

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1 In calculating the applicable percentage rate for the American Beacon Balanced Fund and the American Beacon Large Cap Value Fund, the assets under management by Adviser for these funds are combined and also aggregated together with other assets or trust assets of American Airlines, Inc. also under management by the Adviser.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

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Dated: as of February 9, 2022

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.
By:	/s/ Cory Martin	By:	/s/ Jeffrey K. Ringdahl
Name:	Cory Martin		Jeffrey K. Ringdahl
Title:	CEO & Executive Director		President and Chief Operating Officer

American Beacon Funds
By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President
3